GLOBETEL COMMUNICATIONS CORP. CERTIFICATE OF DESIGNATION OF SERIES B
                     CONVERTIBLE REDEEMABLE PREFERRED STOCK

Pursuant to Section 151(g) (1) of the General Corporation Law of the State of Delaware, GlobeTel Communications Corp.. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, acting by its Chief Financial Officer, DOES HEREBY CERTIFY that:

1. The name of the Corporation is GlobeTel Communications Corp. (hereinafter called the "Corporation").

2. The certificate of incorporation, as amended, of the Corporation authorizes the issuance of 10,000,000 shares of Preferred Stock, $.001 par value. Shares of Preferred Stock may be issued from time to time in one or more classes or series, each having such powers, attributes, rights and preferences, if any, as are stated or expressed in the certificate of incorporation or in the resolutions of the Board of Directors of the Corporation designating such class or series.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions setting forth the number, powers, preferences and other rights and qualifications, limitations, restrictions and other characteristics of Series B Convertible Redeemable Preferred Stock,:

RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the powers, attributes, rights and preferences relating to the Series B Convertible Redeemable Preferred Stock as follows:

     (a) Designation. The series of Preferred Stock created hereby shall be designated the Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock").

     (b) Authorized Shares. The number of shares of Series B Preferred Stock shall be 35,000 shares.

     (c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Series B Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of junior capital stock, including Common Stock, an amount equal to $10.00 per share. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the Corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section (c).


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     (d)  Dividends.  The  Series  B  Preferred  Stock  shall not be entitled to receive any dividends.

     (e) Conversion Rights. For a period of one year after the First Closing Date, the Series B Preferred Stock shall not be convertible into shares of GlobeTel common stock. Beginning on the first anniversary of the First Closing Date and for a period of two years thereafter, the Purchaser may convert (in whole or part) its Series B Preferred Stock into GLOBETEL common stock. The Series B Preferred Stock shall be convertible in at least 1000 share increments, each increment, at the time of conversion, will represent 1% of the issued and outstanding shares of GLOBETEL common stock. On the third anniversary of the First Closing Date, all shares of Series B Preferred Stock owned by the Purchaser will automatically be converted into GLOBETEL common stock (to the extent such shares have not been converted into common stock prior to this date).

          (i) Conversion Procedure. The holder shall effect conversion by surrendering the certificate(s) evidencing the Series B Preferred Stock to be converted to the Corporation, together with a form of conversion notice satisfactory to the Corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Series B Preferred Stock represented by the certificate tendered, the Corporation shall promptly deliver to the holder a new certificate evidencing the Series B Preferred Stock not converted. Not later than five (5) trading days after the conversion date, the Corporation will deliver to the holder, a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, evidencing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the Corporation shall not be obligated to issue such certificates until the certificates evidencing the Series B Preferred Stock are delivered to the Corporation.

          (ii) Adjustments on Reclassifications, Consolidations and Mergers. In case of reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series B Preferred Stock then outstanding shall have the right thereafter to convert such Series B Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive


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     such amount of  securities  or  property as the shares of the Common  Stock into which such Series B Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give the Holder the right to receive the securities or property set forth in this paragraph (e)(ii) upon any conversion following such consolidation, merger, sale, transfer or share
     exchange.    This   provision   shall   similarly   apply   to   successive
     reclassifications, consolidations, mergers, sales, transfers or share exchanges.

          (iii) Fractional Shares; Issuance Expenses. Upon a conversion of Series B Preferred Stock, the Corporation shall not be required to issue stock certificates evidencing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number.

          The issuance of certificates evidencing shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     (f) Voting Rights. Provided that at least 85 % of the Series B Preferred Stock remains outstanding, the Holders of the Series B Preferred Stock, voting as a group, will have voting rights equal to 50% plus one share of GLOBETEL's authorized shares of common stock for a period of three years from the date of the first issuance of Series B shares.

     (g) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series B Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series B Preferred Stock, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. All shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.


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     (h)  No Reissuance of  Series B Preferred Stock.  No shares of the Series B
Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the Corporation shall be authorized to issue.

RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series B Preferred Stock and fixing the number, voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof, upon the effective date of such series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Section 151(b)(2)(g) of the General Corporation Law of the State of Delaware.

4. No shares of the Series B Convertible Redeemable Preferred Stock have been issued.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on July 30, 2004.



/s/ Thomas Y. Jimenez
-----------------------
Thomas Y. Jimenez
Chief Financial Officer